Exhibit 99.1

News Release

Lockheed Martin Elects Jeh Johnson and James Taiclet to Board of Directors
Bethesda, Md., Dec. 11, 2017 – Lockheed Martin (NYSE: LMT) announced today that its board of directors has elected Jeh C. Johnson and James D. Taiclet, Jr. to the board effective January 1, 2018.
Johnson, 60, is a partner at the international law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP. Previously, he served as U.S. secretary of homeland security as part of an exemplary career of public service. He also served as general counsel of the U.S. Department of Defense and the U.S. Department of the Air Force. He’s currently a director of PG&E Corporation (NYSE: PCG).
Taiclet, 57, is chairman, president and chief executive officer of American Tower Corporation, a global developer, owner and operator of telecommunications real estate. Prior to that role, he focused on aerospace, serving as president of Honeywell Aerospace Services, a unit of Honeywell International; as vice president, Engine Services at Pratt & Whitney, a unit of United Technologies Corporation; and as a consultant at McKinsey & Company, specializing in telecommunications and aerospace strategy and operations. He began his career as a U.S. Air Force officer and pilot.
“Jeh and Jim will bring additional critical experience as we develop next generation technology and grow internationally,” said Marillyn Hewson, Lockheed Martin’s chairman, president and CEO. “Jeh’s experience in acquisition and government operations and Jim’s aerospace and global perspective will help advance our ability to anticipate and exceed our customers’ expectations.”
Johnson will serve on the corporation's Classified Business and Security Committee and the Ethics and Sustainability Committee. Taiclet will serve on the Nominating and Corporate Governance Committee and Strategic Affairs Committee.
About Lockheed Martin
Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that employs approximately 97,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.
# # #

Media Contact:
Bill Phelps, director, Media Relations, +1 301-897-6308; william.phelps@lmco.com

For additional information, visit our website:
www.lockheedmartin.com